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EXHIBIT 23

[HJ ASSOCIATES & CONSULTANTS, L.L.P. LETTERHEAD]



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

To the Board of Directors of
Global Resource Corporation
408 Bloomfield Drive, Unit #3
West Berlin, New Jersey 08091

We hereby consent to the incorporation by reference in this Registration Statement of Global Resource Corporation on Form S-8, of our audit report dated July 13, 2006, (which includes an emphasis paragraph relating to the Company's ability to continue as a going concern as well as a reference to a correction of an error) of Global Resource Corporation, for the year ended march 31, 2006, and to all references to our firm included in this Registration Statement.


/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
March 14, 2007